EXHIBIT 10.66

CORNING INCORPORATED

SUPPLEMENTAL PENSION PLAN

Amendment No. 2

Pursuant to Section 6.1 of the Corning Incorporated Supplemental Pension Plan (“Plan”), the Supplemental Pension Committee acting upon delegation of authority from the Compensation Committee of the Board of Directors given February 7, 2007, and October 3, 2007, hereby amends the Plan, effective December 31, 2008, as follows:

1.	Section 4.3 of the Plan is amended by replacing the last sentence with the following:

“Benefit payments that would otherwise have been paid to a specified employee in the absence of the previous sentence shall be held in suspense during the six month suspension period and paid to the specified employee in a lump sum payment within the first fifteen days of the seventh month following the specified employee’s separation from service.”

2.	The Section 4.4(a) is amended by adding the following sentence to the end of that Section:

“Notwithstanding any provision to the contrary in this Section 4.4(a), all annuity options shall be actuarially equivalent to any other annuity option.”

3.	Section 4.5(a) is amended by replacing the second sentence of that section with the following:

“If an eligible Employee dies: (i) while still employed by a Participating Company; (ii) before attaining age 55; and (iii) after becoming entitled to receive a vested benefit, the eligible Surviving Spouse of an Employee shall be entitled to a benefit under this paragraph.”

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 18th day of December, 2008.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon
Senior Vice President – Global
Compensation and Benefits